Exhibit 99.1

NOTICE OF CONDITIONAL FULL REDEMPTION TO THE HOLDERS

OF

MDC PARTNERS INC.

7.500% Senior Notes due 2024

Regulation S Notes: CUSIP C5429X AJ5

ISIN USC5429XAJ57

Rule 144A Notes: CUSIP 552697 AQ7

ISIN US552697AQ73

NOTICE IS HEREBY GIVEN THAT, in accordance with Section 5.4 of the indenture dated as of March 23, 2016 (as amended, supplemented, waived or otherwise modified, including by way of a first supplemental indenture dated as of September 16, 2020, a second supplemental indenture dated January 13, 2021, and a third supplemental indenture dated February 8, 2021, the “Indenture”) among MDC Partners Inc. (the “Company”), the Note Guarantors parties thereto and the Trustee, the Company has irrevocably elected to redeem on the Redemption Date all of its outstanding 7.500% Senior Notes due 2024 (the “Notes”) at the Redemption Price (as defined below) (the “Redemption”).

Capitalized terms used herein but not otherwise defined have the meanings ascribed to such terms in the Indenture.

1.	The Redemption Date will be August 20, 2021, provided that, pursuant to Section 5.4(b)(9) of the Indenture, the Company may, in its discretion, delay the date of redemption until such time as any or all Conditions (as defined below) shall be satisfied or waived.

2.	The redemption price will be an amount equal to 101.625% of the outstanding principal amount of the Notes being redeemed (the “Redemption Price”), plus, accrued and unpaid interest on the principal amount of such Notes (the “Redemption Payment”) to but not including the Redemption Date as follows:

Redemption Price, per $1,000 of principal amount of Notes	Accrued and unpaid interest per $1,000 of principal amount of Notes	Redemption Payment per $1,000 of principal amount of Notes
$1016.25	$22.71	$1,038.96

3.	The Company is redeeming all Outstanding Notes.

4.	On the Redemption Date, the Redemption Payment will become due and payable in respect of each Note to be redeemed, and, unless the Company defaults in making the Redemption Payment, that interest on each Note to be redeemed will cease to accrue on and after the Redemption Date.

5.	Holders of the Notes will be paid the Redemption Price upon presentation and surrender of their Notes for redemption at the address of the Paying Agent indicated below. Notes called for redemption must be so surrendered in order to collect the Redemption Price.

BNY Mellon – Corp Trust

Attn: Transfer/Redemptions

2001 Bryan Street 10th Fl.

Dallas, TX 75201

6.	The CUSIP and ISIN numbers in respect of the Notes are set out above. No representation is being made as to the accuracy of the CUSIP or ISIN codes listed on this notice or printed on the Notes.

7.	The Redemption is conditioned upon the issuance by the Company (or its successor, or such affiliate as it may determine) of one or more series of unsecured notes in U.S. Dollars in an aggregate principal amount sufficient to fund the payment of the Redemption Price (the “Condition”). In the Company’s discretion, the Redemption Date may be delayed until such time as the Condition shall be satisfied or waived.

Important Tax Information:

Payments made in redemption of Notes may be subject to information reporting and backup withholding of U.S. federal income tax, currently at a rate of 24%. Certain investors are not subject to these information reporting and backup withholding requirements. To avoid backup withholding, a U.S. taxpayer that does not otherwise establish an exemption should provide an IRS Form W-9, certifying that it is a U.S. person, that the taxpayer identification number provided is correct, and that it is not subject to backup withholding. Failure to provide the correct information on the IRS Form W-9 may subject the U.S. taxpayer to a $50 penalty imposed by the IRS. A non-U.S. taxpayer may be required to provide an IRS Form W-8BEN or IRS Form W-8BENE or other applicable IRS Form W-8, signed under penalties of perjury, attesting to its foreign status. IRS forms may be obtained at the IRS website, www.irs.gov.

Dated: July 26, 2021

MDC Partners Inc.

2